EXHIBIT 4(b)

                                    AMENDMENT
                              UTILICORP UNITED INC.
                    SUPPLEMENTAL CONTRIBUTORY RETIREMENT PLAN

      THIS AMENDMENT is made this 4th day of August, 1998, by UtiliCorp United Inc. ("UCU").

      WHEREAS, UCU adopted the UtiliCorp United Inc. Supplemental Contributory Retirement Plan (the "Plan") effective as of January 1, 1995, to provided specified benefits to a select group of management and highly compensated employees; and

      WHEREAS, UCU reserved the right to amend the Plan from time to time in its discretion; and

      WHEREAS, UCU amended and restated the Plan in its entirety effective as of January 1, 1998 (the "Restated Plan"); and

      WHEREAS, UCU now desires to amend the Restated Plan in the manner set forth below.

      NOW, THEREFORE, the Plan is amended as follows, effective (except as specifically provided below) as of January 1, 1998:

      A. The first sentence of Section 1.1 is amended to read as follows:

      "Account Balance" shall mean, with respect to each Participant, a credit on the records of the Employer equal to the sum of his (i) Deferral Account balance, (ii) the vested Company Matching Account balance, and
      (iii) the vested Discretionary Contribution Account balance.


      B. The last sentence of Section 1.4 "Base Annual Salary" is amended to read as follows:

      Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant's gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Participant.

      C. Effective as of August 4, 1998, Section 1.8 is amended to read in its entirety as follows:

           1.8. "Change in Control" shall mean the first to occur of any of the following events:

           (1) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates, other than in connection with the acquisition by the Company or its affiliates of a business) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or

           (2) the following individuals cease for any reason to constitute at least two-thirds (2/3) of the number of directors then serving: individuals who, on August 4, 1998, constituted the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company (as such terms are used in Rule 14A-11 of Regulation 14A under the Exchange Act)) whose appointment or election by the Board or nomination of election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on August 4, 1998, or whose appointment, election or nomination for election was previously approved; or

           (3) the consummation of a merger or consolidation of the Company with any other entity, other than (i) a merger or consolidation which would result in (A) the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, greater than 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation,
      (B) such of Richard C. Green, Jr. and Robert K. Green continuing as members of the board of directors of the surviving entity or ultimate parent thereof as were members of the Board of the Company immediately prior to such transaction, and (C) individuals described in paragraph (2) above constitute more than one-half of the members of the board of directors of the surviving entity or ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its affiliates, other than in connection with the acquisition by the Company or its affiliates of a business) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or

           (4) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, greater than 50% of the combined voting power of the voting securities of which is owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

      Notwithstanding the foregoing, no "Change in Control" shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

      For purposes of this Section 1.8, the following definitions shall apply:

                (a) "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

                (b) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                (c) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

      D. A new Section 1.17A is added to read as follows:

      1.17A "Discretionary Contribution Account" shall mean with respect to each Participant, (i) the Participant's Discretionary Contribution Amounts (if any) credited under this restatement, plus (ii) amounts credited or debited in accordance with the applicable crediting/debiting provisions of this Plan that relate to the Participant's Discretionary Contribution Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to the Plan that relate to his or her Discretionary Contribution Account.

      E. A new Section 1.17B is added to read as follows:

      1.17B "Discretionary Contribution Amount" for any one Plan Year shall be the amount determined in accordance with Section 3.4A.

      F. Section 3.2(b) is amended to read as follows:

      (b)  Subsequent  Plan  Years.  For each  succeeding  Plan
           Year,  an  irrevocable  deferral  election  for that
           Plan  Year,   and  such  other   elections   as  the
           Committee deems necessary or desirable under the Plan, shall be made before the end of the Plan Year preceding the Plan Year for which such elections are made, in accordance with the Committee's rules and procedures.

      G. A new Section 3.4A is added to read as follows:

      3.4A Discretionary Contributions. Effective with respect to Plan Years beginning on or after January 1, 1997, a Participant shall be credited with an annual amount (the "Discretionary Contribution Amount") equal to difference between:

           (a)  the  aggregate   amount  of  Employer
                discretionary   contributions   which
                would  have  been  allocated  to  the
                Participant's   account   under   the
                401(k)  Plan if the  Participant  had
                elected  not  to  defer  all  or  any
                portion  of his  Base  Annual  Salary
                under  this  Plan for the  applicable
                Plan Year, and

           (b) the aggregate amount of Employer discretionary contributions actually allocated to the Participant's account under the 401(k) Plan for such Plan Year.

           The purpose of the contributions under this Section is to make the Participant whole for the loss of the Employer discretionary contributions that such Participant would have received under the 401(k) Plan if the Participant had not elected to defer a portion of his or her Annual Base Salary under this Plan.

      H. The references to "Company Matching Account" under Sections 3.6(b), (c) and (d) are amended to refer instead to "Company Matching and Discretionary Contribution Accounts".

      I. Section 3.7(d) is amended to read in its entirety as follows:

      (d) Crediting or Debiting Method. The performance of each Measurement Fund (either positive or negative) will be determined by the Committee, in its sole discretion, based on the performance of the Measurement Funds themselves. A Participant's Account Balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund, as determined by the Committee in its sole discretion, as though (i) a Participant's Deferral Account balance were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such calendar quarter, as of the close of business on the first business day of such calendar quarter, at the closing price on such date; (ii) a Participant's Company Matching and Discretionary Contribution Account balances were invested in the Company Stock Fund, as of the close of business on the first business day of such calendar quarter, at the closing price on such date; (iii) the portion of the Annual Deferral Amount that was actually deferred during any calendar quarter were invested in the Measurement Fund(s) selected by the

     Participant, in the percentages applicable to such calendar quarter, no later than the close of business on the last day of the calendar quarter in which such amounts are actually deferred from the Participant's Base Annual Pay through reductions in his or her payroll, at the closing price on such date; and (iv) any distribution made to a Participant that decreases such Participant's Account Balance ceased being invested in the Measurement Fund(s), in the percentages applicable to such calendar quarter, no earlier than the first day of the calendar quarter, at the closing price on such date. The rate of interest for crediting or debiting earnings shall be the Crediting Rate, except as otherwise provided in this Plan, which rate shall be treated as the nominal rate for crediting interest. The Annual Company Matching and Discretionary Contribution Amounts attributable to a Participant for any one Plan Year (if any) shall be credited, in whole or in part, to the Participant's Company Matching and Discretionary Contribution Accounts for purposes of this Section 3.7(d) as of the date(s) such Amounts would have been credited under the 401(k) Plan had such Amounts been credited as matching or discretionary contributions to the 401(k) Plan.

      J. Section 3.6(f) is amended to read in its entirety as follows:

      (f) Investment of Company Matching and Discretionary Contribution Amounts. Notwithstanding any other provisions in this Plan that may be interpreted to the contrary, a Participant's Annual Company Matching and Discretionary Contribution Amounts shall be deemed invested in the Company Stock Fund at all times such amounts are credited to his or her Account Balance.

      K. A new Section 3.7(g) is added to read in its entirety as follows:

      (g) Lump Sum Payouts. Notwithstanding any other provisions in this Plan that may be interpreted to the contrary, the value of a Participant's Account Balance for purposes of any lump sum payment under the Plan shall be determined as of the last business day of the month during which such Participant separates from service due to Retirement, death, or Termination of Employment or during which he makes a withdrawal election pursuant to Section 4.2.

      L. Section 3.8(b) is amended to read in its entirety as follows:

      (b) Company Matching and Discretionary Contribution Amounts. When a Participant becomes vested in a portion of his or her Company Matching and Discretionary Contribution Accounts, the Participant's Employer(s), to the extent required by applicable law, shall withhold from the Participant's Base Annual Salary that is not deferred, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes. If necessary, the Committee may reduce the vested portion of the Participant's accounts in order to comply with this Section 3.8, which reduction may subject the Participant to additional taxes.

      IN WITNESS WHEREOF, this Amendment is adopted as of the day and year first written above.

                                             UTILICORP UNITED INC.


                                             By: /s/ Dale J. Wolf
                                             Title:  Vice President

ATTEST:

/s/ Nancy J. Schulte, Assistant Secretary